Exhibit 99.1

Company Contact:	Investor Relations Contact:
Robert Lewis, CFO	Kirsten Chapman/Mary Magnani
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com
kchapman@lhai.com

iMergent Enters Into Memorandum of Understanding of Terms to
Settle Class Action Lawsuit

OREM, Utah, September 21, 2007- iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, announced it has entered into a memorandum of understanding (MOU) regarding settlement of all claims related to a consolidated class action litigation against the company. The initial class action suit was filed on March 8, 2005 and subsequently certified a class action by the U.S. District Court for the District of Utah.

iMergent and the plaintiffs have notified the court of the MOU and will be filing a stipulation of settlement seeking court approval of the terms. The MOU calls for a payment of $2.8 million to the class plaintiffs, which amount is within policy limits of, and is expected to be paid through the directors and officers (D&O) insurance policy maintained by iMergent. Therefore, this settlement is not expected to impact the company’s operating results. iMergent denies liability in the matter.

As reported in a Form 8-K filed with the SEC before the stock market opened today, the MOU is subject to certain contingencies which require court approval. The parties have not filed a formal stipulation seeking approval but expect to do so within the next month. The court has not yet scheduled a hearing on this matter.

Safe Harbor Statement

Statements made in this press release regarding the company’s (i) filing of the MOU, (ii) the Court accepting the terms of the MOU, (iii) the parties filing a stipulation for approval by the Court  (iv) the company being able to comply with the terms of the settlement so it may be effectuated, and (v) that the settlement is not expected to impact the company’s operating results are subject to a number of risks and uncertainties that could cause actual results to differ materially form those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent’s operations, please refer to the company’s Form 10-K for the year ended June 30, 2007.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.